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                                                                     EXHIBIT 8.1

                            Thacher Proffitt & Wood
                            Two World Trade Center
                           New York, New York 10048

                                                            November 2, 1998


Dime Community Bancshares, Inc.
209 Havemeyer Street
Brooklyn, New York 11211

               Re:  Merger of Financial Bancorp, Inc.
                    into Dime Community Bancshares, Inc.
                    ------------------------------------

Dear Sirs:

        You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Financial Bancorp, Inc. ("FIBC"), a Delaware corporation, with and into Dime Community Bancshares, Inc. ("DCB"), a Delaware corporation. The Merger will be effected pursuant to the Agreement and Plan of Merger by and between DCB and FIBC dated as of July 18, 1998 (the "Merger Agreement"). The Merger and related transactions are described in the Merger Agreement and in the Joint Proxy Statement-Prospectus (the "Proxy Statement") included in FIBC's Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"). All capitalized terms used but not defined in this letter shall have the meanings set forth in the Merger Agreement or in the Proxy Statement.

        In connection with the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and of such corporate records of DCB and FIBC as we have deemed appropriate. We have also relied, without independent verification, upon the Certificates, dated November 2, 1998, of DCB and FIBC to Thacher Proffitt & Wood containing certain tax representations. We have assumed that the parties will act, and that the Merger will be effected, in accordance with the Merger Agreement, and that the representations made by DCB and FIBC in the foregoing Certificates are true, correct and complete, and will be true, correct and complete at the Effective Time, and as to statements qualified by the best of knowledge of the management of DCB or FIBC, will be consistent with the underlying facts as of the Effective Time. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.


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Dime Community Bancshares, Inc.
November 2, 1998                                                          Page 2



        Based on and subject to the foregoing, it is our opinion that, for Federal income tax purposes, under current law:

        (1) The Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code;

        (2) No gain or loss will be recognized by DCB or FIBC as a result of the Merger;

        (3) Except to the extent of any cash received in lieu of a fractional share interest in DCB Common Stock or of any Cash Consideration received, no gain or loss will be recognized by holders of FIBC Common Stock who exchange their shares of FIBC Common Stock for shares of DCB Common Stock pursuant to the Merger; and

        (4) The aggregate tax basis of the shares of DCB Common Stock received by stockholders who exchange all of their FIBC Common Stock solely for DCB Common Stock pursuant to the Merger will be the same as the aggregate tax basis of their FIBC Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest in DCB Common Stock for which cash is received).

        Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. In particular, but not in limitation of the foregoing, we express no opinion as to whether a payment by FIBC to holders of FIBC Common Stock pursuant to Section
6.1 of the Merger Agreement will be treated as Cash Consideration received by such holders. This opinion is given solely for the benefit of FIBC and its stockholders and DCB, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference thereto under the heading "The Merger - Material Federal Income Tax Consequences" in the Proxy Statement which is a part of the Registration Statement.


                               Very truly yours,

                               THACHER PROFFITT & WOOD

                               By: /s/  Albert J. Cardinali
                                  ------------------------------
                                        Albert J. Cardinali